EXHIBIT 2.1

                                                                 EXECUTION COPY














                            STOCK PURCHASE AGREEMENT


                                 BY AND BETWEEN


                       BROOKDALE LIVING COMMUNITIES, INC.

                                      AND

                         CAPSTEAD MORTGAGE CORPORATION


                                     AS OF


                               December 30, 2005




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


                                   ARTICLE I.
                               PURCHASE AND SALE

1.1               Agreement to Purchase the Shares................................................................2
1.2               Closing.........................................................................................2
1.3               Sale and the Shares.............................................................................2
1.4               Payment of Purchase Price.......................................................................3

                                  ARTICLE II.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

2.1               Organization and Qualification of Seller........................................................3
2.2               Authority; Binding Effect.......................................................................3
2.3               Taxes...........................................................................................3
2.4               No Defaults.....................................................................................5
2.5               Assets and Liabilities..........................................................................6
2.6               Title to Property and Related Matters...........................................................6
2.7               Employees.......................................................................................7
2.8               Intellectual Property...........................................................................7
2.9               No Litigation...................................................................................7
2.10              Incorporation, Qualification and Authority of the Company and its Subsidiaries..................8
2.11              Capital Structure of the Company and its Subsidiaries; Ownership and Transfer of the Shares.....8
2.12              Books and Records...............................................................................9
2.13              Governmental Authorities........................................................................9
2.14              Hazardous Substances............................................................................9
2.15              Truth of Warranties, Representations, and Statements...........................................10

                                  ARTICLE III.
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

3.1               Organization; Etc..............................................................................11
3.2               Authorization, Binding Effect..................................................................11
3.3               No Violation...................................................................................11
3.4               No Litigation..................................................................................11
3.5               Securities Matters.............................................................................11
3.6               Truth of Warranties, Representations, and Statements...........................................12

                                  ARTICLE IV.
                              COVENANTS OF SELLER

4.1               Regular Course of Business.....................................................................12
4.2               Compliance With Laws...........................................................................13
4.3               Taxes..........................................................................................13
4.4               No Disposition of Shares.......................................................................13
4.5               Further Documentation..........................................................................13
4.6               Debt Consents..................................................................................13
4.7               Intercompany Obligations.......................................................................14
4.8               Assistance with Financial Statements...........................................................14
4.9               No Solicitation................................................................................14
4.10              Changes in Representations and Warranties......................................................14

                                   ARTICLE V.
                             COVENANTS OF PURCHASER

5.1               Confidentiality................................................................................15
5.2               Consents, Etc..................................................................................15
5.3               Cooperation....................................................................................15
5.4               Further Documentation..........................................................................15
5.5               Changes in Representations and Warranties......................................................16

                                  ARTICLE VI.
                                INDEMNIFICATION

6.1               Agreement to Defend............................................................................16
6.2               Indemnification by Seller......................................................................16
6.3               Indemnification by Purchaser...................................................................18
6.4               Notification of Claims.........................................................................19
6.5               Survival of Representations, Warranties and Covenants; Claims Period...........................20
6.6               Tax Matters....................................................................................20

                                  ARTICLE VII.
                   CONDITIONS TO THE OBLIGATIONS OF PURCHASER

7.1               Representations, Warranties; Performance.......................................................25
7.2               Debt Consents..................................................................................26
7.3               No Destruction or Condemnation of Property.....................................................26
7.4               No Proceeding or Litigation....................................................................26
7.5               FIRPTA Certificate.............................................................................26

                                 ARTICLE VIII.
                    CONDITIONS TO THE OBLIGATIONS OF SELLER

8.1               Representations and Warranties; Performance....................................................26
8.2               Required Consents..............................................................................26

                                  ARTICLE IX.
                                    CLOSING

9.1               Closing Documents..............................................................................27
9.2               Closing Costs..................................................................................27

                                   ARTICLE X.
                          TERMINATION AND ABANDONMENT

10.1              Method of Termination..........................................................................28
10.2              Procedure Upon Termination.....................................................................28
10.3              Effect of Termination; Remedies for Default....................................................29

                                  ARTICLE XI.
                            MISCELLANEOUS PROVISIONS

11.1              Amendment and Modification.....................................................................29
11.2              Waiver of Compliance; Consent..................................................................29
11.3              Notices........................................................................................30
11.4              Brokers and Finders; Expenses..................................................................31
11.5              Attorney's Fees................................................................................31
11.6              Assignment.....................................................................................31
11.7              Governing Law..................................................................................32
11.8              Counterparts...................................................................................32
11.9              Headings.......................................................................................32
11.10             Entire Agreement...............................................................................32
11.11             Warranty of Authority..........................................................................32
11.12             Schedules......................................................................................32
11.13             Reliance.......................................................................................32
11.14             Publicity......................................................................................32
11.15             Waiver of Jury Trial...........................................................................33
11.16             Third Party Beneficiaries......................................................................33
11.17             Additional Limitations on Remedies.............................................................33


Exhibit    A      Real Property
Exhibit    B      Purchaser's Disclosure
Exhibit    C      Seller's Disclosure
Exhibit    1.3    Third Party Credits
Exhibit    5.2    Required Consents
Exhibit    7.1    Seller Compliance Certificate
Exhibit    8.1    Purchase Compliance Certificate
Exhibit    9.1(a)(vi) Certificate of Non-Foreign Status

                            STOCK PURCHASE AGREEMENT
                            ------------------------

         THIS STOCK PURCHASE AGREEMENT ("Agreement"), dated as of this 30th day of December, 2005 (the "Execution Date"), is made and entered into by and between Brookdale Living Communities, Inc., a Delaware corporation ("Purchaser"), and Capstead Mortgage Corporation, a Maryland corporation ("Seller").

                                    RECITALS
                                    --------

         A. Seller owns all the shares of common stock, par value $0.01 per share (the "Shares") of CMCP Properties, Inc., a Delaware corporation (the "Company") which Shares constitute all of the issued and outstanding shares of capital stock of the Company; and

         B. The Company owns all of the outstanding equity interests of (i) CMCP Florida SPE, Inc., a Delaware corporation ("CMCP Florida") which owns all of the member interests of CMCP Island Lake, LLC, a Delaware limited liability company ("CMCP Island Lake"); (ii) CMCP-Roswell, LLC, a Delaware limited liability company ("CMCP Roswell"); (iii) CMCP Williamsburg, LLC, a Delaware limited liability company ("CMCP Williamsburg"); (iv) CMCP Pinecastle, LLC, a Delaware limited liability company ("CMCP Pinecastle"); (v) CMCP Montrose, LLC, a Delaware limited liability company ("CMCP Montrose"); and (vi) CMCP Texas Inc., a Delaware corporation ("CMCP Texas"). The Company is the sole limited partner, and CMCP-Texas is the sole general partner, of CMCP Club Hill, L.P., a Delaware limited partnership ("CMCP Club Hill" and, together with CMCP Texas, CMCP Florida, CMCP Island Lake, CMCP Roswell, CMCP Williamsburg, CMCP Pinecastle, and CMCP Montrose, the "Subsidiaries"); and

         C. The Company and its Subsidiaries own all of the real property and all appurtances thereto of (i) certain resident facilities (the "Resident Facilities") which are leased by affiliates of Purchaser pursuant to a Master Lease Agreement and individual property lease agreements (collectively, the "Property Leases"), and which are managed, operated and controlled by Purchaser and its affiliates and (ii) certain parcels of real property adjacent to the Resident Facilities (the "Other Property" and, together with the Resident Facilities, the "Real Property" all as more particularly described on Exhibit
A); and

         D. The parties hereto desire to enter into this Agreement pursuant to which Purchaser will purchase from Seller, and Seller will sell, convey, transfer and assign to Purchaser, the Shares upon the terms and subject to the conditions set forth herein.

                                   AGREEMENT
                                   ---------

         NOW, THEREFORE, in consideration of the premises, and of the mutual agreements, representations, warranties, conditions and covenants herein contained, the parties hereto agree as follows:

                                  ARTICLE I.
                               PURCHASE AND SALE
                               -----------------

    1.1 Agreement to Purchase the Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will sell, convey, assign, transfer and deliver to Purchaser, free and clear of all mortgages, liens, pledges, changes and other encumbrances, and Purchaser will purchase, acquire and accept from Seller, the Shares, including all Seller's right, title and interest therein and thereto.

    1.2 Closing.
        -------

         (a) General. Unless this Agreement shall have been terminated pursuant to an express right to terminate, as herein provided, the closing hereunder (the "Closing") shall occur at 10:00 a.m. EST on December 30, 2005. The date on which the Closing occurs is hereinafter referred to as the "Closing Date". The Closing hereunder shall be effective at such time as the obligations of the parties set forth herein for and at Closing have been satisfied and consummated, provided, however, solely for purposes of Sections 2.3, 4.3 and 6.6, the Closing shall be deemed effective as of 11:59 p.m. on the Closing Date. On the Closing Date, all executed documents required from Seller under Section 9.1(a) (the "Seller Documents") and from Purchaser under Section 9.1(b) (the "Purchaser Documents") in order to effectuate the consummation of the Closing shall be delivered to the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, or at such other date, time and place as the parties hereto may determine by reasonable consent taking into account the relative location of the parties and any lenders.

         Notwithstanding the foregoing, Seller may deliver all of the Seller Documents required hereunder with respect to the Closing to Purchaser's counsel on or before the Closing Date (to hold in escrow in accordance with customary conveyancing practices subject to the consummation of the Closing) by mail or overnight courier.

         Notwithstanding the foregoing, Purchaser may deliver all of Purchaser Documents required hereunder with respect to the Closing to Seller's counsel on or before the Closing Date (to hold in escrow in accordance with customary conveyancing practices subject to the consummation of such Closing) by mail or overnight courier.

    1.3 Sale and the Shares.
        -------------------

         (a) On the Closing Date, and upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, transfer and assign to Purchaser, and Purchaser shall purchase from the Company, all of the Shares for the aggregate purchase price of Fifty-Seven Million Five Hundred Thousand Dollars ($57,500,000.00) (the "Purchase Price").

         (b) Purchaser agrees that the monthly Master Rent for December 2005 due and payable in arrears on January 3, 2006, pro-rated for the month of December 2005 (the "December Master Rent"), pursuant to the Master Lease Agreement dated May 1, 2002 between the Company and Purchaser's affiliate, BLC Properties I, LLC, shall be paid to Seller at the Closing.

         (c) In connection with the operations of the Company, the Company has made certain deposits which are held by third parties (i.e., principal reserve funds, interest rate cap reserve funds, escrows for real estate taxes, insurance, CapEx or other amounts), a list of which is set forth on Exhibit 1.3 (the "Third Party Credits"). Seller acknowledges and agrees that Purchaser is not obligated either to replace such Third Party Credits, or to pay to Seller any amounts in excess of the Purchase Price for such Third Party Credits.

    1.4 Payment of Purchase Price. At the Closing, Purchaser shall pay each of the Purchase Price and the December Master Rent by wire transfer of immediately available federal funds to an account designated in writing by Seller.

                                   ARTICLE II.
                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

    As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated herein, except as set forth by the Seller in the attached Schedules, Seller represents and warrants the following, each of which warranties and representations is material to and is relied upon by Purchaser:

    2.1 Organization and Qualification of Seller. Seller is duly organized and validly existing and in good standing under the laws of the State of Maryland, with full corporate power and authority to carry on its respective business as currently being conducted and to own or lease and operate the assets it owns or leases as and in the places now owned, leased or operated, respectively.

    2.2 Authority; Binding Effect.
        -------------------------

         (a) Subject to waiver and/or receipt of the Debt Consents (as defined herein), Seller has, and at the Closing will have, the full and unrestricted corporate right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions and perform all obligations contemplated hereby and in all agreements, instruments and documents being or to be executed and delivered by Seller in connection with such transactions ("Related Documents").

         (b) This Agreement and each Related Document, upon due execution and delivery by Seller, will constitute the legal, valid, and binding obligation of Seller, enforceable in accordance with its respective terms (except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by application of equitable principles).

         (c) The consummation of the transactions contemplated herein has been duly authorized and approved by the board of directors of Seller.

    2.3 Taxes. Except as set forth in Schedule 2.3 attached hereto: (i) all Taxes due and payable by the Company and each of its Subsidiaries on or before the Closing Date have been or will be timely paid in full prior to the Closing Date; (ii) all Tax Returns required to be filed by the Company or its Subsidiaries have been properly and timely filed, and are true, complete and correct; (iii) none of the Company or any of its Subsidiaries is the subject of an audit by a taxing authority with respect to Taxes, and no such audit or examination has been threatened in writing; (iv) each of the Company, CMCP-Florida and CMCP-Texas is a "qualified REIT subsidiary" within the meaning of Section 856(i)(2) of the Internal Revenue Code of 1986, as amended (the "Code"); (v) each of the Subsidiaries is and has been treated as a disregarded entity for income tax purposes since its formation; except that (x) each of the Subsidiaries, with the exception of CMCP-Club Hill, has been treated as a corporation for Texas state and local tax purposes since its formation, (y) each of CMCP-Texas and CMCP-Florida was treated as a "taxable REIT subsidiary" within the meaning of Section 856(l) of the Code during the period beginning January 1, 2003 and ending September 30, 2003 and were treated as a corporation for state and local income tax purposes during such period and (z) CMCP-Club-Hill was treated as a partnership for income tax purposes during the period beginning January 1, 2003 and ending September 30, 2003 (vi) there are no waivers of statutes of limitations in effect with respect to the Company or any of its Subsidiaries; (vii) neither the Company nor any Subsidiary has any liability for Taxes of any person or entity (other than the Company's liability for the income Taxes of the Subsidiaries) (1) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), except that for the period beginning January 1, 2003, and ending September 30, 2003, during which the Company, CMCP-Texas and CMCP-Florida filed a consolidated federal income Tax Return and have liability for one another's Taxes (and not the Taxes of any other person or entity) for such period under Section 1.1502-6 of the Treasury Regulations, (2) as a transferee or successor, (3) by contract or (4) otherwise, for any taxable period for which the applicable statute of limitations (including extensions) is not closed; (viii) there are no Tax liens on any of the Company's or its Subsidiaries' assets, other than liens for Taxes not yet due and payable; and (ix) none of the Company or any of its Subsidiaries (or Seller with respect to the Company or any Subsidiary) has entered into, has any liability in respect of, or has any filing obligations with respect to, any "reportable transactions," as defined in Section 1.6011-4(b)(1) of the Treasury Regulations.

For purposes of this Agreement: "Tax" or "Taxes" means all taxes imposed on measured by or with respect to gross or net income, profits or receipts, and all sales, use, ad valorem, property, transfer, documentary, stamp, franchise, capital, withholding, payroll, bed or employment taxes, alternative or add on minimum taxes, customs, duties or other taxes of any kind whatsoever together with any interest and any penalties, additions to tax, charges, levies, assessments, duties, tariffs, imposts or additional amounts imposed by any taxing authority , and any liability in respect of such amounts arising as a result of being or having been a member of any affiliated, consolidated, combined, unitary or similar group, as a successor to another person or by contract; and "Tax Return" means returns, declarations, reports, information returns and similar statements (including elections, disclosures, attachments and schedules and any amendment to the foregoing, and any sales and use and resale certificates) relating to any Taxes with respect to any income, assets or operations of the Company or any of its Subsidiaries, which is filed or required to be filed with any governmental authority. For purposes of Sections
2.3 and 6.6(b), "Taxes" shall not include Taxes for which Purchaser or any of its affiliates is responsible pursuant to the Property Leases.

    2.4 No Defaults. Except for the Debt Consents (as defined in Section 4.6) or as otherwise expressly contemplated herein, the execution, delivery and performance of this Agreement and any of the Related Documents by Seller does not and will not:

         (a) Conflict with or result in any breach of the provisions of, or constitute a default under the operating agreement, certificate of formation or other organizational documents of Seller, the Company or any of its Subsidiaries;

         (b) Violate any restriction to which Seller, the Company or any of its Subsidiaries is subject or, with or without the giving of notice, the passage of time, or both, violate (or give rise to any right of termination, cancellation or acceleration under) any mortgage, deed of trust, license, lease, indenture or other material agreement or instrument (including, without limitation, the Contracts and the Company Debt Documents), whether oral or written, to which Seller, the Company or any of its Subsidiaries is a party, or by which any of the foregoing or any of the Shares is bound, which will not be satisfied, assigned or terminated on or prior to Closing as a result of the transactions contemplated in this Agreement, or result in the termination of any such instrument or termination of any provisions in such instruments that will have a material adverse effect on the Company and its Subsidiaries, or will result in the creation or imposition of any lien, charge or encumbrance upon any of the Shares; provided, however, that for purposes of this Section 2.4(b), this representation (i) shall only be deemed to apply to the transfer and sale of the Shares, and (ii) shall not apply to circumstances or consequences arising out of any waiver by Purchaser of a Debt Consent or the failure to complete a defeasance of the Island Lake Loan (as defined in Section 6.2(vi) below) where such failure is not due to a breach by Seller.

         (c) To Seller's knowledge, no circumstances exist which with the giving of notice or the passage of time would constitute an event of default under the Bond Documents (as defined in Section 2.5(d)), and no claims for indemnification under the Bond Documents have been made or are known to be pending and, to Seller's knowledge, no basis for such a claim for indemnification exists, other than the potential tax issues relating to the Bond Documents existing as of the assumption and acquisition of the Real Property by Seller's Subsidiaries and for which Purchaser or any of its affiliates agreed to indemnify Seller and its Subsidiaries pursuant to Section 12(a) of Master Lease Agreement.

         (d) None of Seller, the Company and the Subsidiaries has received written notice that any of Seller, the Company or any Subsidiary is not in compliance with all material requirements of the Regulatory Agreements or tax certificates relating to the Bond Documents;

         (e) Create any liens or other encumbrances on any of the Shares or any of the parcels of Real Property in favor of third parties;

         (f) Constitute, only with respect to the transfer and sale of the Shares, a violation of any applicable rule, regulation, law, statute or ordinance, or any judgment, decree, writ, injunction or order of any Governmental Authority; or

         (g) Result in the breach or violation of any of the warranties and representations herein set forth by Seller.

    2.5 Assets and Liabilities.
        ----------------------

         (a) Except as set forth in Schedule 2.5(a), the Company and the Subsidiaries do not own any assets other than (i) the equity interests in the Subsidiaries, as described in the Recitals to this Agreement, (ii) the Real Property and personal property related to the Resident Facilities, and (iii) the Third Party Credits. All Third Party Credits are the assets of the Company or its Subsidiaries and neither Seller nor any of its affiliates hold any interests in the Third Party Credits.

         (b) Except as set forth on Schedule 2.5(b), there are no liabilities or obligations of the Company or any of its Subsidiaries of any nature (whether accrued, absolute, contingent or otherwise), whether or not required to be reflected on a financial statement prepared in accordance with GAAP.

         (c) Except as set forth on Schedule 2.5(c), the Company and the Subsidiaries do not have any deposit accounts, spread accounts, trust accounts, trust receivable accounts or other accounts of any kind or nature into which funds of the Company or any Subsidiary are deposited from time to time, other than the Third Party Credits as provided above.

         (d) Set forth on Schedule 2.5(d) is a list of all debt instruments, including, without limitation, those relating to (i) the Island Lake Loan (the "Island Lake Loan Documents"), and (ii) the tax-exempt bond facilities with the bond authorities and related loan documents with FNMA for each of the following Resident Facilities: Chambrel at Williamsburg, Chambrel at Roswell, Chambrel at Pinecastle, Chambrel at Club Hill, and Chambrel at Montrose (collectively, the "Bond Documents"), issued by the Company and its Subsidiaries (the Island Lake Loan Documents and the Bond Documents, collectively, the "Company Debt Documents"), executed and delivered with respect to any indebtedness secured by Seller's interest in the Shares or by the Company's or any of its Subsidiary's interest in the Real Property or any other assets of the Company and the Subsidiaries. Except as set forth on Schedule 2.5(d), and except for any contracts with Purchaser or any of Purchaser's subsidiaries, the Company is not a party to any other material contracts or agreements, whether oral or in writing (the "Contracts").

    2.6 Title to Property and Related Matters.
        -------------------------------------

         (a) With respect to each parcel of Real Property, the Company or one of its Subsidiaries holds good and indefeasible fee simple title to such parcel and all structures, fixtures and improvements thereon, free and clear of any liens or encumbrances other than any lien or encumbrance (i) for Taxes not yet due and payable or which are being contested in good faith, (ii) that does not materially detract from the value of affected parcel, (iii) that does not materially interfere with the current or currently projected uses of the affected parcel at full capacity, or (iv) caused by Purchaser or any of Purchaser's subsidiaries.

         (b) None of Seller, the Company or any of its Subsidiaries has received written notice of (i) any material violations of any covenants or restrictions against the Company or any of its Subsidiaries, or (ii) any material violations of any zoning codes or ordinances or other laws, rules or regulations of any Governmental Authorities applicable to the Real Property.

         (c) None of Seller, the Company or any of its Subsidiaries has received written notice that the access of each Real Property to and from publicly dedicated streets directly or by valid and subsisting easements may be terminated or revoked.

         (d) None of Seller, the Company or any of its Subsidiaries has received written notice of (i) any pending rezoning or other pending land use compliance actions affecting the Company or any of its Subsidiaries and Seller has no knowledge of any threatened or contemplated rezoning or other land use compliance actions affecting or which could reasonably be expected to affect the Company or any of its Subsidiaries.

         (e) Except for the pending discussions with the local authority regarding potential road restructuring in the immediate vicinity of the Chambrel at Williamsburg facility, none of Seller, the Company or any of its Subsidiaries has received written notice of any pending or proposed condemnation or eminent domain proceedings and, to the knowledge of Seller, no condemnation or eminent domain proceedings are threatened or contemplated against the Company or any of its Subsidiaries or all or any portion of the Real Property. Between the date hereof and the Closing, Seller will use good faith efforts to give Purchaser prompt written notice of any actual or any threatened or contemplated condemnation of any part of the Real Property of which it receives written notice or obtains knowledge.

         (f) None of Seller or Company or any of its Subsidiaries has granted any party other than Purchaser and Purchaser's sublessees any right to occupy any portion of the Real Property.

         (g) There are no outstanding options or rights of first refusal to purchase the Real Property or any portion thereof or interest therein, other than rights running in favor of Purchaser.

    2.7 Employees. Neither the Company nor any Subsidiary has, or has ever had, any employees.

    2.8 Intellectual Property. Neither the Company nor any Subsidiary owns or uses, whether pursuant to a license from a third party or otherwise, any: (i) United States or foreign patents, patent applications, patent disclosures, and all renewals, reissues, divisions, continuations, extensions or continuations-in-part thereof; (ii) trademarks, service marks, trade dress, trade names, fictitious names, corporate names, domain names and registrations and applications for registration thereof; or (iii) copyrights (registered or unregistered), registrations and applications for registration thereof, including all renewals, derivative works, enhancements, modifications, updates, new releases or other revisions thereof.

    2.9 No Litigation. None of the Company or any of its Subsidiaries has received written notice of any actions, suits, claims, governmental investigations or other legal or administrative proceedings, or any orders decrees or judgments in progress, pending or in effect, or, to the knowledge of Seller, threatened against or relating to the Company or any of its Subsidiaries, the Shares, any of the Real Property, or against or relating to the transactions contemplated by this Agreement.

    2.10 Incorporation, Qualification and Authority of the Company and its Subsidiaries. Each of the Company and its Subsidiaries is a corporation, limited liability company or limited partnership duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation, formation or organization and has the requisite power and authority to operate its business as now conducted. Each of the Company and each of its Subsidiaries is duly qualified as a foreign corporation, limited liability company or limited partnership to do business and is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary. Each of the Company's Subsidiaries has been formed to acquire, hold, finance, lease and operate its respective assets, and, except for the acquisition, holding, financing, leasing and operation of such assets, has not conducted any other business.

    2.11 Capital Structure of the Company and its Subsidiaries; Ownership and Transfer of the Shares.

         (a) Schedule 2.11 sets forth (i) all the authorized capital stock or equity interests, if applicable, of the Company and of each of its Subsidiaries and (ii) the number of shares of capital stock and other equity interests of each class or series of the Company and of each of its Subsidiaries that are issued and outstanding, together with the registered holder thereof. Except as set forth in Schedule 2.11, there are no shares of capital stock or other equity interests of the Company or any of its Subsidiaries issued and outstanding. All the outstanding equity interests of the Company and of each of its Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or subscription rights. There are no options, calls, warrants or convertible or exchangeable securities, or conversion, preemptive, subscription or other rights, or agreements, arrangements or commitments, in any such case, obligating or which may obligate the Company or any of its Subsidiaries to issue, sell, purchase, return or redeem any of their respective equity interests or securities convertible into or exchangeable for any of their respective equity interests, and there are no equity interests of the Company or any of its Subsidiaries reserved for issuance for any purpose. There are no capital appreciation rights, phantom stock plans, securities with participation rights or features, or similar obligations and commitments of the Company or any of its Subsidiaries. Seller directly and indirectly (through ownership of the Company) owns all the outstanding equity interests of the Company and its Subsidiaries, free and clear of all liens, mortgages, pledges, charges or other encumbrances. Seller has the corporate power and authority to sell, convey, assign, transfer, and deliver the Shares as provided in this Agreement, and the sale, conveyance, assignment, transfer and delivery will convey to Purchaser good and marketable title to such Shares, free and clear of any and all liens, mortgages, pledges, charges or other encumbrances. Immediately following the Closing, Purchaser (and/or any one or more assignees duly designated by Purchaser pursuant to Section 11.6), will directly and indirectly (through ownership of the Company) own all the outstanding equity interests of the Company and its Subsidiaries, free and clear of all liens, mortgages, pledges, charges or other encumbrances. Except for this Agreement, there are no options, calls or warrants or other rights, agreements, arrangements or commitments obligating (i) Seller to sell any of the Shares or
(ii) the Company or any of its Subsidiaries to sell any of the equity interests of any Subsidiary of the Company. Except for this Agreement or as set forth in
Schedule 2.11, there are no voting trusts, stockholder agreements, proxies or other rights or agreements in effect with respect to the voting, transfer or dividend rights of the Shares or of the equity interests of any Subsidiary of the Company. Except as set forth in Schedule 2.11, neither the Company nor any of the Subsidiaries owns any equity interests, or has any option or the right to purchase any equity interests, of any corporation or other entity.

         (b) Immediately following the Closing neither Seller nor any of its affiliates will have any claims with respect to the Shares (except for any claims for indemnification under ARTICLE VI that may arise following the Closing), or to any interest, dividends or other distributions in respect thereof.

    2.12 Books and Records. Seller shall deliver or make available to Purchaser each of the following: (i) copies of real estate transfer tax forms and returns relating to the Real Property (where applicable) and Tax documents related to the Real Property to the extent in the possession of Seller; (ii) all Contracts and Company Debt Documents; and (iii) all copies of all material correspondence in its possession relating to any of the Company, its Subsidiaries and any parcel of Real Property.

    2.13 Governmental Authorities. Other than such notices, reports or filings which may be required and will be provided by Purchaser pursuant to Section 5.2 with respect to the Real Property or Resident Facilities, and except as set forth on Schedule 2.13 attached hereto or as otherwise expressly set forth herein, none of Seller, the Company or any of its Subsidiaries is required to submit any material notice, report or other filing with any federal, state, municipal, foreign or other governmental or regulatory authority (a "Governmental Authority" or "Governmental Authorities") in connection with Seller's sale and transfer of the Shares and, other than such consents, approvals or authorizations which may be required and will be provided by Purchaser pursuant to Section 5.2 with respect to the Real Property or Resident Facilities, no consent, approval or authorization of any Governmental Authority is required to be obtained by Seller in connection with Seller's sale and transfer of the Shares.

    2.14 Hazardous Substances. For purposes of this Agreement, "Environmental Laws" means the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), 42 U.S.C. Sections 9601 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act, the Occupational Safety and Health Act, and all other applicable state, county, municipal, administrative or other environmental, hazardous waste or substance, health and/or safety laws, ordinances, rules, regulations, judgments, orders and requirements of any Governmental Authority relating or pertaining to the (A) any aspect of the environment, (B) preservation or reclamation of natural resources,
(C) the management, release and threatened release of Hazardous Substances, (D) response actions and corrective actions regarding Hazardous Substances, (E) the ownership, operation and maintenance of personal and real property which manages or releases Hazardous Substances or at which Hazardous Substances are managed,
(F) common law torts, including so called "toxic torts", and (G) environmental or ecological conditions on, under or about the Real Property, and all amendments and regulations promulgated thereunder. For purposes of this Agreement, "Hazardous Substance" shall mean, in a regulated quantity, any and all substances, wastes, materials, pollutants, contaminants, compounds, chemicals or elements which are defined or classified as a "hazardous substance", "hazardous material", "toxic substance", "hazardous waste", "pollutant", "contaminant" or words of similar import under any Environmental Law, including without limitation all dibenzodioxins and dibenzofurans, polychlorinated biphenyls (PCBs), petroleum hydrocarbon, including crude oil or any derivative thereof, raw materials used or stored in the Resident Facilities and building components including, but not limited to, friable asbestos-containing materials which contain Hazardous Substances and mold of a type or in amounts that may present a health hazard.

         (a) Since the receipt of Phase 1's and Phase 2's in connection with the acquisition of the Real Property pursuant to the Purchase and Sale Agreement between BLC Acquisition, Inc. and each of the Oxford Limited Partnerships on December 4, 2001, assumed by Seller's Subsidiaries pursuant to the Assignment and Assumption Agreement closed on May 1, 2002:

                  (i) None of Seller, the Company or any Subsidiary has received written notice that the Real Property contains any Hazardous Substance, except for Hazardous Substances typically used in, and in quantities necessary for the day-to-day operation of, the Resident Facilities by Purchaser;

                  (ii) None of Seller, the Company or any Subsidiary has received written notice that there is any pending or threatened litigation or proceeding before any Governmental Authority in which any person or entity alleges the presence, release or threat of release of any Hazardous Substance or violation of Environmental Laws involving the Real Property;

                  (iii) None of Seller, the Company or any Subsidiary has received any written notice that any Governmental Authority or employee or agent thereof has determined, or threatens to determine, or is investigating, that there is a presence, release or threat of release or placement on, in or from the Real Property, or the generation, transportation, storage, treatment, or disposal at the Real Property, of any Hazardous Substance. Seller shall use good faith efforts to notify Purchaser promptly of the receipt by Seller, the Company or any of its Subsidiaries of any such notice after the Execution Date;


                  (iv) None of Seller, the Company or any Subsidiary has received written notice that there has been any discharge of any Hazardous Substance on or from any of the Real Property during the time of the Company's or Subsidiaries' ownership or occupancy thereof; and

         (b) Seller has delivered to Purchaser copies of all reports or tests prepared for Seller, the Company or any of its Subsidiaries and in the possession of any of the foregoing, if any, with respect to the compliance of the Resident Facilities or the Real Property with the Environmental Laws and/or the presence of Hazardous Substances on the Resident Facilities or the Real Property.

    2.15 Truth of Warranties, Representations, and Statements. All of the statements, representations, and warranties made by Seller in this Agreement and the statements and information set forth in the attached Schedules are true and accurate in every respect, subject in each case to any materiality, knowledge or other qualification provided for in this Agreement with respect to the same.

    Notwithstanding anything else to the contrary herein, any reference in this Agreement to "knowledge" of Seller shall be deemed to mean the actual knowledge of, after due inquiry , the officers of Seller and the officers of the Company, all in their representative capacities as officers of Seller and not in their individual capacities (and such individuals shall have no personal liability in connection therewith).

                                  ARTICLE III.
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER
                  -------------------------------------------

    As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, Purchaser represents and warrants the following, each of which warranties and representations is material to and is relied upon by Seller:

    3.1 Organization; Etc. Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware with full power and authority to own all of its properties and assets and to carry on its business as it is now being conducted.

    3.2 Authorization, Binding Effect. Purchaser has, and at the Closing will have, the full and unrestricted right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions and perform all obligations contemplated hereby and in all agreements, instruments and documents being or to be executed and delivered by Purchaser in connection with such transactions. The consummation of the transactions contemplated herein have been duly authorized and approved by all necessary corporate action of Purchaser. This Agreement and each such other agreement, instrument and document, upon due execution and delivery by Purchaser, will constitute the legal, valid, and binding obligation of Purchaser, enforceable in accordance with its terms (except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by application of equitable principles).

    3.3 No Violation. Purchaser is not subject to or obligated under any certificate of incorporation, by-laws, law, or rule or regulation of any Governmental Authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree which would be in any material respect breached or violated by the execution, delivery or performance of this Agreement.

    3.4 No Litigation. Purchaser is not a party to, or defending or subject to, any investigation, litigation, arbitration or other legal proceeding, nor, to the knowledge of Purchaser, is any such legal proceeding threatened, which would have a material adverse effect on Purchaser's ability to execute, deliver and perform this Agreement and the documents and transactions contemplated hereby.

    3.5 Securities Matters. The Shares are being acquired by Purchaser for its own account and without a view to the public distribution or sale of the Shares or any interest in them. Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares, and Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Shares.

    3.6 Truth of Warranties, Representations, and Statements. All of the statements, representations, and warranties made by Purchaser in this Agreement are true and accurate in every material respect.

                                  ARTICLE IV.
                              COVENANTS OF SELLER
                              -------------------

    From the date hereof and, subject to earlier termination of this Agreement, until the Closing and to the extent thereafter as contemplated herein, except as otherwise consented to or approved by Purchaser in writing, or, with respect to
Section 4.1 only, in connection with any transactions (including any defeasance at the behest of Purchaser of the Island Lake Loan as defined in Section 6.2(vi) below), agreements, consents, or other instruments entered into or acts taken as expressly required by, or expressly provided for in, this Agreement, Seller covenants and agrees as follows:

    4.1 Regular Course of Business. Seller shall cause the Company and its Subsidiaries to:

         (a) (i) use their commercially reasonable efforts to comply in all material respects with all applicable laws, rules, regulations and requirements with respect to the triple net lease operations of the Company and the Subsidiaries; (ii) materially comply in all respects with the requirements of the Company Debt Documents; (iii) not make any loans, advances or capital contributions to any other Person (except the Company or any of its Subsidiaries); (iv) not mortgage or pledge any of their assets or create any lien, mortgage, pledge, charge or encumbrance upon any of their assets; (v) not merge or consolidate with any other Person, acquire a material amount of assets from any other Person, or purchase or otherwise acquire any equity interest in any Person; (vi) not enter into any new line of business or introduce any new product or service; (vii) announce or enter into any legally binding commitment with respect to any of the foregoing; (viii) not adopt or propose any change in its articles of incorporation or by-laws or other organizational documents; (ix) not enter into any agreements, contracts or leases; (x) not sell, transfer, pledge, encumber or otherwise dispose of any equity interests in any Subsidiary;
(xi) not redeem, purchase or otherwise acquire, or offer or propose to redeem, purchase or otherwise acquire, any outstanding shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries; (xii) not effect any reorganization or recapitalization, split, combine or reclassify any of the capital stock of, or other equity interests in, the Company or any of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of such capital stock or such equity interests; (xiii) not offer, sell, issue or grant, or authorize or propose the offering, sale, issuance or grant of, any shares of capital stock of, or other equity interests in, any securities convertible into or exchangeable for (or accelerate any right to convert or exchange securities for) any shares of capital stock of, or other equity interest in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, or any voting securities of, the Company or any of its Subsidiaries; (xiv) not settle or agree to settle any litigation, action or proceeding; (xv) not incur or assume any long-term debt; and (xvi) not assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; and

         (b) except in the ordinary course of business, consistent with past practice, (i) not declare, set aside or pay any dividend on, or make any other distribution in respect of (whether in cash, stock or property), outstanding shares of capital stock or other equity interests, except for dividends by a Subsidiary to the Company or another Subsidiary or cash dividends by the Company to Seller; and (ii) pay, discharge or satisfy any liabilities or obligations in accordance with their terms.

    4.2 Compliance With Laws. Seller shall comply in all material respects with all applicable laws, rules, regulations and requirements of all Governmental Authorities, in conjunction with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

    4.3 Taxes. With respect to Taxes of the Company or any of its Subsidiaries, and subject to the provisions of Section 6.6, for all periods through and including the Closing Date, Seller shall file, and shall cause the Company and its Subsidiaries to file, federal, state, local, and, to the extent applicable, estimates and reports and pay all amounts then due, consistent with past practice and shall not make or revoke any express or deemed election for Tax purposes, amend any Tax Returns, obtain or file for any rulings with respect to Taxes, offer to settle or compromise or settle or compromise any liability, or agree to do any of the foregoing, provided that, for all periods through and including the Closing Date, neither the Company nor any of its Subsidiaries shall be required to pay any Tax for which Purchaser or any of it affiliates are responsible pursuant to the Property Leases.

    4.4 No Disposition of Shares. Seller shall not sell, encumber, pledge, transfer or otherwise dispose of or distribute any of the Shares or any of the equity interests of the Subsidiaries.

    4.5 Further Documentation. Seller agrees that for a two (2) year period of time following the Closing, upon request by Purchaser, it will do, execute, acknowledge, and deliver, or cause to be done, executed, acknowledged, and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required, without enlarging or extending any liability of Seller beyond what is otherwise contemplated by this Agreement in any manner and without requiring the expenditure of funds by Seller, in order to more fully assign, grant, transfer, convey, assure and confirm to Purchaser, or to its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any or all of the Shares to be sold to Purchaser pursuant to this Agreement.

    4.6 Debt Consents. Seller shall use its commercially reasonable efforts and shall cause the Company to use its commercially reasonable efforts to obtain any consents necessary from the parties under the Company Debt Documents set forth on Schedule 2.5(d) (the "Debt Consents"). If applicable, Seller shall have the right to require the Company Debt Document party's consent to the release of Seller or any of its affiliates (other than the Company or any of its Subsidiaries) from liability under the Company Debt Document as a condition precedent to the completion of Closing hereunder. Except as set forth above, neither Seller nor Purchaser shall be required to provide additional security, or agree to additional amendments in connection with obtaining the Debt Consents. Receipt of all Debt Consents are conditions precedent to Closing hereunder and, to the extent Seller is unable to obtain such Debt Consents, the provisions of Section 10.2 shall apply.

    4.7 Intercompany Obligations. Any intercompany loans, notes or advances (regardless of their maturity) and all intercompany receivables and payables (including amounts relating to intercompany tax sharing agreements, whether written or oral) between Seller and the Company and its Subsidiaries shall be satisfied immediately prior to the Closing.

    4.8 Assistance with Financial Statements. Seller shall, for the period from the Closing Date through the first (1st) anniversary of the Closing, upon reasonable advance notice from Purchaser, provide Purchaser and its representatives, agents and employees with access to all financial and other information within such Seller's possession or reasonable control pertaining to the period of such Seller's ownership of the Shares, which information is relevant and reasonably necessary, in the opinion of Purchaser's outside, third party accountants (the "Accountants"), to enable Purchaser and its Accountants to prepare and audit financial statements (including, without limitation, audited financial statements of the Company and the Subsidiaries for fiscal years 2003, 2004 and 2005 with respect to the Company and the Subsidiaries acquired by Purchaser in compliance with any or all of (a) Rule 3-14 of Regulation S-X of the Securities and Exchange Commission (the "Commission"); (b) any other rule issued by the Commission and applicable to Purchaser, and (c) any registration statement, report or disclosure statement filed with the Commission by or on behalf of Purchaser. If requested by Purchaser, Seller shall cause an appropriate officer of Seller to execute and deliver a representation letter to Purchaser's auditors with respect to all financial information delivered to Purchaser and its auditors with respect to the pre-Closing operations of the Company and its Subsidiaries, in a form and substance reasonably satisfactory to Purchaser and its Accountants, including unaudited interim financial statements, if required.

    4.9 No Solicitation. Seller agrees it shall not, after the Execution Date and before the Closing Date, directly or indirectly, through any officer, director, employee, agent or representative of Seller or any of its affiliates, including the Company or any of its Subsidiaries, solicit, initiate or encourage submission of proposals or offers from any Person relating to any acquisition of all or any parcel of Real Property or any or all of the Shares, or any business combination involving the Company or any of its Subsidiaries, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing, other than as required in connection with governmental requests or filings.

    4.10 Changes in Representations and Warranties. Without in any way expanding the obligations or liabilities of Seller under Article II hereof, Seller shall have the obligation throughout the period from the Execution Date through and including the Closing Date to give Purchaser prompt written notice of any representation and warranty, made by Seller in Article II, which becomes materially inaccurate or incorrect, to the extent Seller obtains knowledge of such inaccuracy or incorrectness.

                                   ARTICLE V.
                             COVENANTS OF PURCHASER

         Purchaser covenants and agrees with Seller that:

    5.1 Confidentiality. Purchaser will use its commercially reasonable efforts to keep confidential all information relating to the terms of this Agreement, all information relating to the Company and its Subsidiaries, the officers and directors thereof, and all financial statements, drawings, designs, customer and supplier lists relating to the Company and its Subsidiaries received by it (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any Governmental Authority or disclosed pursuant to an order, subpoena or demand of any governmental authority or as is necessary to be disclosed to lessors, lenders, Governmental Authorities, Purchaser and its respective representatives and third parties in order to consummate this transaction) and shall not at any time be used for the advantage of Purchaser or its representatives, except as otherwise contemplated by this Agreement, or disclosed to third parties by Purchaser or its representatives.

    5.2 Consents, Etc.

         (a) Within a reasonable period of time after the Closing, Purchaser shall make all filings with Governmental Authorities, and use all reasonable efforts to obtain all permits, approvals, authorizations and consents of all Governmental Authorities required for Purchaser to purchase the Shares and to own and operate the Resident Facilities. Each party shall furnish promptly to each other all information that is not otherwise available to the other party and that such party may reasonably request in connection with any such filing. If there is a cost that must be incurred to resolve any conditions relating to the Company and its Subsidiaries that is required by any Governmental Authority, prior to Closing, then Purchaser shall pay the cost of same. Seller shall be obligated to deliver to Purchaser upon Purchaser's request all information and documentation within Seller's control to enable Purchaser to make timely filings with the Governmental Authorities.

         (b) The consents described in this Section 5.2 that need to be obtained prior to the purchase of the Shares by Purchaser shall be identified on Exhibit
5.2 and referred to as "Required Consents."

    5.3 Cooperation. After Closing, Purchaser shall cooperate with Seller with respect to the Company and the Subsidiaries and provide reasonable access to records in Purchaser's possession which are required by Seller to respond to any litigation, government audit, and/or third-party payor audit, upon reasonable advance notice. Seller shall be responsible for the cost and expense of copying any records in Purchaser's possession or any costs of third parties unrelated to Purchaser (e.g. record management companies) in making the records available to Seller.

    5.4 Further Documentation. Purchaser agrees that, for the two (2) year period following the Closing Date, upon request by Seller, it will do, execute, acknowledge, and deliver, or cause to be done, executed, acknowledged, and delivered, all such further acts, documents and assurances as may be reasonably required, without enlarging or extending any obligations or liability of Purchaser under this Agreement in any manner and without requiring the expenditure of funds by Purchaser, as necessary to fully consummate the transactions contemplated by this Agreement.

    5.5 Changes in Representations and Warranties. Without in any way expanding the obligations or liabilities of Purchaser under ARTICLE III hereof, Purchaser shall have the obligation throughout the period from the Execution Date through and including the Closing Date to give Seller prompt written notice of any representation and warranty made by Purchaser in ARTICLE III, which becomes materially inaccurate or incorrect, to the extent such inaccuracy or incorrectness is brought to the knowledge and attention of Purchaser.

                                  ARTICLE VI.
                                INDEMNIFICATION

    6.1 Agreement to Defend. In the event any action, suit, proceeding or investigation of the nature specified in Section 6.2, Section 6.3, or Section
6.4 hereof is commenced, whether before or after the Closing, all of the parties hereto agree to cooperate and to defend against and respond thereto as required herein.

    6.2 Indemnification by Seller.

         (a) Subject to the limitations set forth in this ARTICLE VI, and the other provisions of this Agreement, Seller shall indemnify, protect, defend, exculpate and hold Purchaser, Purchaser's Permitted Assignees and its affiliates (including the Company and its Subsidiaries) and their respective partners, directors, members, shareholders, officers, employees and agents (collectively, "Purchaser Indemnified Parties") harmless from and against, and agree promptly to defend Purchaser Indemnified Parties from and reimburse Purchaser Indemnified Parties for, any and all actual losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable costs of investigation, reasonable attorneys' fees and other reasonable legal costs and expenses) ("Purchaser Indemnified Losses") which Purchaser Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

                  (i) Any breach or inaccuracy in any of the representations or warranties made by Seller in or pursuant to this Agreement or in any instrument, certificate or affidavit delivered by Seller, or caused to be delivered by Seller, at the Closing, or from any misrepresentation in this Agreement or any Exhibit, Schedule, certificate, or other executed document furnished or to be furnished to Purchaser hereunder;

                  (ii) Any failure by Seller to materially carry out, perform, satisfy and discharge any of its other covenants, agreements, undertakings, liabilities or obligations under this Agreement or as set forth in any instrument, certificate or affidavit delivered by Seller, or caused to be delivered by Seller, at the Closing, to the extent the same is an obligation of Seller to so carry out, perform, satisfy or discharge;

                  (iii) Any and all claims brought by third parties, including any suit action or other proceeding brought by applicable Governmental Authorities or quasi-governmental authorities against Purchaser, the Company or its Subsidiaries arising from the ownership of the Shares prior to Closing;

                  (iv) Subject to the provisions for fees and costs set forth in
Section 9.2 below, any fees and expenses payable to attorneys, consultants or accountants retained or hired by or on behalf of Seller, the Company and its Subsidiaries and their respective affiliates and representatives in connection with the transactions contemplated by this Agreement;

                  (v) Any claim by or on behalf of Seller or any of its affiliates for any amounts owed by the Company or any of the Subsidiaries to Seller or any of its affiliates prior to or as of the Closing; and

                  (vi) Any and all claims brought against the Company or CMCP Island Lake in connection with the Island Lake Loan, to the extent that any such claim relates to any period, or any action of the Company or any Subsidiary (including CMCP Island Lake) occurring, prior to the Closing Date, provided that the Seller shall have no liability hereunder: (A) if the tenant under the Property Lease Agreement for the Real Property located in Island Lake, Florida was required pursuant to, and during the term of, such lease to reimburse or indemnify the landlord under such lease for the liabilities and/or obligations arising in connection with, or contemplated by, such claim; or (B) for any claims, including, without limitation, claims for out of pocket costs, legal fees and breakage fees incurred or payable in connection with the pursuit of the defeasance of the Island Lake Loan, that may arise in connection with, or as the result of, the defeasance of the Island Lake Loan contemplated by Section 2.3(d) of the Island Lake Note (hereinafter defined) except to the extent of any such claims resulting directly from a false or misleading representation, warranty or certification made by the Company or CMCP Island Lake in any document or certificate delivered in connection with such defeasance. For the purposes of this Agreement, "Island Lake Loan" shall mean the loan evidenced by that certain Note Renewal, Amendment and Restatement Agreement dated as of July 30, 1999 (as amended or otherwise modified, the "Island Lake Note"), which was assumed by CMCP Island Lake, as assuming borrower, and which loan is secured by a mortgage against the Real Property located in Island Lake, Florida.

         (b) Claims for Purchaser Indemnified Losses by Purchaser Indemnified Parties may only be brought by such Purchaser Indemnified Party if Purchaser (or Purchaser's Permitted Assignees, if applicable) joins in making such claim, it being the parties intent that Purchaser Indemnified Parties other than Purchaser (or Purchaser's Permitted Assignees, if applicable) not have a separate and independent right to assert an indemnification claim pursuant to this Agreement unless Purchaser (or Purchaser's Permitted Assignees, if applicable) joins in making such claim.

         (c) Seller shall not have any obligations under Section 6.2(a) for any claim arising out of the waiver by Purchaser of any of the conditions set forth in ARTICLE VII or in the event the Agreement is terminated in accordance with its terms or the Closing does not occur in accordance with this Agreement for any reason; provided that the foregoing shall in no way affect the obligations of the parties pursuant to the terms and provisions of ARTICLE X.

    6.3 Indemnification by Purchaser.

         (a) Subject to the limitations set forth in this ARTICLE VI, and other provisions of this Agreement, Purchaser shall indemnify, protect, defend, exculpate and hold Seller, and their respective stockholders, partners, directors, officers, employees and agents (collectively, "Seller Indemnified Parties") harmless from and against, and agree promptly to defend Seller Indemnified Parties from and reimburse Seller Indemnified Parties for, any and all actual losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable costs of investigation, reasonable attorneys' fees and other reasonable legal costs and expenses) ("Seller Indemnified Losses") which Seller Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

                  (i) Any and all claims, including any suit, action, or other proceeding brought by applicable Governmental Authorities or quasi-governmental authorities against Seller arising from the ownership of the Shares after the Closing and the operation by the Purchaser and its affiliates of the Resident Facilities and the Real Property;

                  (ii) Any breach or inaccuracy of any of the representations or warranties made by Purchaser in this Agreement or in any instrument, certificate or affidavit delivered by Purchaser at the Closing, or from any misrepresentation in this Agreement or any Exhibit, Schedule, certificate, or other executed document furnished or to be furnished to Seller hereunder; and

                  (iii) Any failure by Purchaser to materially carry out, perform, satisfy and discharge any of Purchaser's covenants, agreements, undertakings, liabilities or obligations under this Agreement or as set forth in any instrument, certificate or affidavit delivered by Purchaser at the Closing, to the extent the same is an obligation of Purchaser to so carry out, perform, satisfy or discharge.

                  (iv) Any and all claims, including, without limitation, claims for out of pocket costs, legal fees and breakage fees incurred or payable in connection with the pursuit of the defeasance of the Island Lake Loan, brought against the Company or CMCP Island Lake in connection with the Island Lake Loan to the extent that any such claim relates to any pursuit of a defeasance of the Island Lake Loan and such claim is not due to a false or misleading representation, warranty or certification made by the Company or CMCP Island Lake in any document or certificate delivered in connection with such defeasance.

         (b) Claims for Seller Indemnified Losses by Seller Indemnified Parties may only be brought by such Seller Indemnified Party if Seller joins in or consents to making such claim, it being the parties intent that Seller Indemnified Parties other than Seller not have a separate and independent right to assert an indemnification claim pursuant to this Agreement unless Seller joins in making such claim.

         (c) Purchaser shall not have any obligations under Section 6.3(a) for any claim arising out of the waiver by Seller of any of the conditions set forth in ARTICLE VIII or in the event the Agreement is terminated in accordance with its terms or the Closing does not occur in accordance with this Agreement for any reason; provided that the foregoing shall in no way affect the obligations of the parties pursuant to the terms and provisions of ARTICLE X.

    6.4 Notification of Claims.

         (a) A party entitled to be indemnified pursuant to Section 6.2 or 6.3 (the "Indemnified Party") shall notify the party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand which the Indemnified Party has determined gives rise or will likely give rise to a right of indemnification under this Agreement, as soon as possible after the Indemnified Party becomes aware of such claim or demand and has made such determination; provided, however, that the Indemnified Party's failure to give such notice to the Indemnifying Party in a timely fashion shall not result in the loss of the Indemnified Party's rights with respect thereto except to the extent the Indemnified Party is prejudiced by the delay. Subject to the Indemnifying Party's right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this ARTICLE VI within thirty (30) days after the receipt of written notice thereon from the Indemnified Party, it being agreed that the Indemnifying Party need not satisfy such obligations during any period in which the Indemnifying Party is defending in good faith the applicable third party claim in the manner described hereinbelow.

         (b) If the Indemnified Party shall notify the Indemnifying Party of any claim or demand pursuant to Section 6.4(a), and if such claim or demand relates to a claim or demand asserted by a third party against the Indemnified Party which the Indemnifying Party acknowledges is a claim or demand for which it must indemnify or hold harmless the Indemnified Party under Sections 6.2 or 6.3, the Indemnifying Party shall have the right to either (i) pay such claim or demand or (ii) employ counsel reasonably acceptable to the Indemnified Party to defend any such claim or demand asserted against the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any such claim or demand. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case reasonably in advance of the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 6.4(a) of its election to defend in good faith any such third party claim or demand. So long as the Indemnifying Party is defending in good faith any such claim or demand asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such claim or demand. The Indemnified Party shall make available to such counsel all records and other materials in the Indemnified Party's possession reasonably required by it for its use in contesting any third party claim or demand. Whether or not the Indemnifying Party elects to defend any such claim or demand, the Indemnified Party shall have no obligations to do so.

         (c) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless (i) the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to Section 6.4(b) or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any affiliate of the Indemnified Party. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party's affiliates.

    6.5 Survival of Representations, Warranties and Covenants; Claims Period. Subject to the limitations contained herein, all of the representations and warranties of the parties contained in this Agreement shall survive until 90 days after the applicable statutes of limitation applicable to the matters referred to therein (from the Closing Date to the date thereto with respect to a representation or a warranty, the "Claims Period").

    6.6 Tax Matters.

         (a) Tax Sharing Agreements. Any Tax sharing agreements or arrangements to which the Company or any Subsidiary is a party or may have any liability or obligation shall be terminated effective as of the Closing Date. After the Closing Date, this Agreement shall be the sole Tax sharing agreement relating to the Company or any Subsidiary for all Pre-Effective Tax Periods (as defined below).

         (b) Seller's Tax Indemnity.

                  (i) Notwithstanding any other provisions of this Agreement, from and after the Closing Date, Seller shall promptly indemnify, protect, defend, exculpate and hold the Purchaser Indemnified Parties harmless from and against, and agree to promptly defend the Purchaser Indemnified Parties from and reimburse Purchaser Indemnified Parties for, the following amounts: (A) Taxes imposed on or with respect to Seller, its affiliates, the Company, and/or the Subsidiaries with respect to taxable years or periods ending on or before the Closing Date; (B) with respect to taxable years or periods beginning before the Closing Date and ending after the Closing Date (a "Straddle Period"), Taxes of the Company and the Subsidiaries which are allocable, pursuant to clause (ii) of this Section 6.6(b), to the portion of such taxable year or period ending at the end of the day on the Closing Date (an "Interim Period") (Interim Periods and any taxable years or periods that end on or prior to the Closing Date being referred to collectively as "Pre-Effective Tax Periods"); (C) Taxes of any member of any affiliated or similar group with which the Company or any Subsidiary files or has filed a Tax Return on a consolidated, combined, affiliated, unitary or similar basis for a taxable year or period beginning before the Closing Date; (D) Taxes imposed on or with respect to a Purchaser Indemnified Party that are payable as a result of any inaccuracy in or breach of any representation, warranty or covenant made in (1) Section 2.3 or this Section
6.6 (without duplication and without regard to any disclosure or schedules), or
(2) in any instrument, certificate or affidavit delivered by Seller, or caused to be delivered by Seller, at the Closing, or from any misrepresentation in any Exhibit, Schedule, certificate, or other document furnished or to be furnished to Purchaser hereunder; (E) any Taxes or other payments required to be made after the Closing Date by the Company or any Subsidiary to any party under any Tax sharing, indemnity or allocation agreement or other arrangement in effect prior to the Closing Date (whether or not written); (F) any Taxes imposed on or with respect to any Purchaser Indemnified Party as a result of Company's or any Subsidiary's having been a "taxable REIT subsidiary" within the meaning of 856(l) of the Code or otherwise as a taxable entity during any Pre-Effective Tax Period; and (G) all actual losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable costs of investigation, reasonable attorneys' fees and other reasonable legal costs and expenses) that Purchaser Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with any of the foregoing (including, without limitation, any tax benefits associated with a loss or reduction of depreciation, amortization and other cost recovery deductions).

                  (ii) In order to apportion appropriately any Taxes relating to any Straddle Period, the parties shall, to the extent permitted under applicable law, (x) elect with the relevant Tax authority to treat, for all purposes, the Closing Date as the last day of the Straddle Period of the Company and any Subsidiary and (y) elect the "closing of the books" method of accounting with respect to allocations between taxable periods ending on the Closing Date and any succeeding taxable periods. Each such Interim Period shall be treated as a short taxable year and a Pre-Effective Tax Period for purposes of this Section 6.6(b). In any case where applicable law does not permit the Company or the relevant Subsidiary to treat the Closing Date as the last day of a Straddle Period the portion of any such Tax that is allocable to the portion of the Interim Period shall be:

                      (A) in the case of Taxes that are either (1) based upon, measured by or related to income or receipts, or (2) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable if the Straddle Period ended at the end of the day on the Closing Date (except that, solely for purposes of determining the marginal tax rate applicable to income or receipts during such period in a jurisdiction in which such tax rate depends upon the level of income or receipts, annualized income or receipts shall be taken into account, if appropriate, for an equitable sharing of such Taxes); and

                      (B) in the case of Taxes not described in subparagraph (A) above that are imposed on a periodic basis or measured by the level of any item, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Interim Period and the denominator of which is the number of calendar days in the entire relevant period.

                      (C) Notwithstanding (A) and (B) above, Purchaser shall be responsible for Texas franchise taxes for privilege periods of the Company and the Subsidiaries that begin on or after the Closing Date; provided; however, that Seller shall be responsible for Texas franchise tax due and payable for the Company and Subsidiaries ( x) attributable to Texas net taxable earned surplus for the period ending at the end of the day on the Closing Date, computed as if the Closing Date were the end of the taxable period, and ( y) with respect to the first Texas franchise taxes returns due after the Closing Date, attributable to Texas net taxable capital to the extent the Texas franchise tax on net taxable capital exceeds, in the aggregate, $15,000. For purposes of ( y) of the preceding sentence, total taxable capital of the Company and each of the Subsidiaries shall be calculated as of the Closing Date, immediately before the transaction contemplated by this Agreement and shall not include any amounts contributed or deemed contributed to capital of the Company in satisfaction of the requirements of Section
         4.7 of this Agreement.

                      (D) Any other Tax due or payable by Seller shall be computed without regard to any Tax elections made or deemed to be made by the Purchaser during the Straddle Period.

         (c) Purchaser's Tax Indemnity. Notwithstanding any other provisions of this Agreement, from and after the Closing Date, Purchaser shall promptly indemnify, protect, defend, exculpate and hold the Seller Indemnified Parties harmless from and against, and agrees to promptly defend the Seller Indemnified Parties from and reimburse Seller Indemnified Parties for, the following amounts: (A) Taxes imposed on or with respect to the Company or the Subsidiaries for taxable years beginning after the Closing Date; (B) Taxes imposed on or with respect to the Company or the Subsidiaries for the portion of a Straddle Period that begins on the day following the Closing Date and (C) all actual losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable costs of investigation, reasonable attorneys' fees and other reasonable legal costs and expenses) that Seller Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with any of the foregoing.

         (d) Mutual Cooperation. As soon as practicable, but in any event within thirty (30) days after the request of Seller or Purchaser, the other party shall, or shall cause the Company or the Relevant Subsidiary to, deliver to the requesting party such information and other data relating to the Tax Returns and Taxes of the Company or any Subsidiary, and shall provide such other assistance as may reasonably be requested, to cause the timely completion and filing of all Tax Returns, to respond promptly to inquiries, audits or examinations by any taxing authorities with respect to any Tax Returns or taxable periods or to otherwise enable Seller, Purchaser, the Company and the Subsidiaries. For a period of seven (7) years from and after the Closing Date, Seller and Purchaser, shall, and shall cause their affiliates to, maintain and make available to the other party, on such other party's reasonable request and at such other party's expense, copies of any and all information, books and records referred to in this Section 6.6(d). After such seven-year period, Seller or Purchaser, as the case may be, may dispose of such information, books and records, provided, however, that prior to such disposition, it has given the other party the opportunity, at such other party's expense, to take possession of such information, books and records held by Seller, Purchaser or their respective affiliates, as the case may be.

         (e) Contests. Whenever any taxing authority provides notice of an inquiry, audit, examination, proceeding or makes a written assertion of a claim for or dispute regarding, or assessment of, Taxes (a "Tax Claim") for which Seller is liable or required to provide indemnification under this Agreement, Purchaser shall, if informed of such notice of an inquiry, audit, examination, proceeding, assertion or assessment, inform Seller within fifteen (15) calendar days; provided, however, that any failure to inform Seller shall not relieve Seller of its obligation to provide the indemnity required hereunder as to such Tax Claim except to the extent that such failure has materially prejudiced Seller's ability to defend such Tax Claim. Seller shall have the right to control any resulting inquiry, audit, examination or proceedings and to determine whether and when to settle any resulting claim, assessment or dispute to the extent such inquiry, audit, examination, proceedings or determinations affect the amount of Taxes for which Seller is liable or required to provide indemnification under this Agreement (including those attributable to the Straddle Period); provided, however, that (A) Seller shall have acknowledged that it is liable to the Purchaser Indemnified Parties for such Taxes under
Section 6.6(b) (or the applicable portion of Taxes for such period, in the case of Taxes attributable to the Straddle Period); (B) Seller shall conduct such proceedings in a commercially reasonable manner; (C) Purchaser, the Company and the Subsidiaries may participate in such proceedings at their own expense; (D) Seller shall not compromise or settle, or agree to compromise or settle, any Tax Claim without Purchaser's consent (which shall not be unreasonably withheld or delayed); (E) if Seller does not so elect, Purchaser shall control the prosecution and defense of such Tax Claim, which shall be conducted in a commercially reasonable manner; and (F) if Purchaser so elects, it may override Seller's election to control the prosecution and defense of such Tax Claim, in which case the Purchaser Indemnified Parties shall be deemed to have waived their rights to indemnification for such Tax Claim. Whenever any taxing authority makes a Tax Claim for which Purchaser is liable or required to provide indemnification under this Agreement, Seller shall, if informed of such notice of an inquiry, audit, examination, proceeding, assertion or assessment, inform Purchaser within fifteen (15) calendar days; provided, however, that any failure to inform Purchaser shall not relieve Purchaser of its obligation to provide the indemnity required hereunder as to such Tax Claim except to the extent that such failure has materially prejudiced Purchaser's ability to defend such Tax Claim. Purchaser shall have the right to control all proceedings relating to Tax Claims
(1) that Seller does not have the right to control under this Section 6.6(e) or
(2) that do not relate exclusively to Taxes of the Company or the Subsidiaries for Pre-Effective Tax Periods or the Straddle Period; provided, however, that to the extent a Tax Claim could reasonably be expected to materially affect the amount of Taxes for which Seller is liable under or required to provide indemnification under this Agreement, (1) Purchaser shall conduct such proceedings in a commercially reasonable manner; and (2) Purchaser shall not compromise or settle, or agree to compromise or settle, such Tax Claim without Seller's consent (which shall not be unreasonably withheld or delayed).

         (f) Tax Returns.

                  (i) Pre-Effective Tax Returns. Seller shall prepare and file, or cause to be prepared and filed, all income and franchise Tax Returns that include, or are required to be filed by, the Company or any Subsidiary for all Pre-Effective Tax Periods. Seller shall pay all costs and expenses incurred in connection therewith. Purchaser shall be given reasonable opportunity to review and consent to such Tax Returns prior to filing, such consent not to be unreasonably withheld or delayed. Seller shall pay the Taxes shown as due and owing on such Tax Returns for which the Seller is responsible under Section 6.6(b).

                  Notwithstanding sub-paragraph (i) above, Purchaser shall prepare and file, or cause to be prepared and filed, any and all Georgia Net Worth Tax Return(s) due during 2006 and Purchaser shall prepare and file, or cause to be prepared and filed, Delaware and Texas franchise Tax Returns for the Company and the Subsidiaries for periods beginning after the Closing Date as well as any registration statements and related payments applicable to CMCP Williamsburg, CMCP Roswell, CMCP Pine Castle, CMCP Florida and CMCP Island Lake.

                  (ii) All Other Tax Returns. The Company and the Subsidiaries shall prepare and file, or cause to be prepared and filed, all of their other Tax Returns. To the extent that any such other Tax Returns relate to any Taxes for which Seller is responsible or required to provide indemnification pursuant to this Agreement, (A) Seller shall be given reasonable opportunity to review such Tax Returns and (B) at least five (5) days prior to the due date for payment of such Taxes, Seller shall pay to Purchaser (or to such persons as Purchaser directs) an amount equal to the portion of such Taxes for which Seller is responsible under Section 6.6(b).

         (g) Certificates. Seller and Purchaser further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental entity or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated hereby.

         (h) Resolution of Disagreements Between Seller and Purchaser. If either Seller or Purchaser disagrees as to the amount of Taxes for which it is liable or required to provide indemnification under this Agreement, the parties shall promptly consult each other to resolve such dispute following the receipt of written notice from either party to begin such consultation (the "Consultation Notice"). If any such point of disagreement cannot be resolved within twenty
(20) days of the date of the Consultation Notice, the parties shall, within ten
(10) days after such period, jointly select a nationally recognized independent public accounting firm or law firm with no material relationship to either of the parties to act as an arbitrator to resolve, within forty-five (45) calendar days after its selection, all points of disagreement concerning Tax matters with respect to this Agreement and presented to such accounting firm or law firm at the time of its selection. Such resolution shall be based on documents, certificates and information provided by the parties and not on independent investigation. If the parties cannot agree on the selection of an accounting or law firm within such ten-day period, they shall cause their respective accounting firms or law firms to select such firm within seven (7) calendar days after the end of such ten-day period. Any such resolution shall be conclusive and binding on the parties. The fees of such independent public accounting firm or law firm shall be divided equally between Seller and Purchaser. The parties shall (and shall cause the Company and the Subsidiaries to) provide to such firm full cooperation.

         (i) Treatment of Indemnification Payments. The parties hereto agree to treat all indemnification payments made pursuant to this Agreement shall be treated as adjustments to the Purchase Price for all income Tax purposes and to take no position contrary thereto in any Tax Return or audit or examination by, or proceeding before, any taxing authority, except as required by a change in law or a "determination" as defined in Section 1313 of the Code and the Treasury Regulations thereunder.

         (j) Scope and Survival. Notwithstanding any other provisions of the Agreement, the provisions of this Section 6.6 (and not the provisions of Sections 6.1 - 6.5) shall govern with respect to the Taxes; the obligations of the parties set forth in this Section 6.6 shall be unconditional and absolute, shall not be subject to any limitation contained in this Agreement (other than in this Section 6.6) and shall remain in effect until ninety (90) days after the expiration of the applicable statutes of limitations (including valid extensions thereof); provided, however, that if prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified as provided hereunder of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof. If any act, omission, disclosure or failure to disclosure shall form the basis for a claim for breach of more than one representation or warranty, and such claims have different periods of survival hereunder, the termination of the survival period of one claim shall not affect a party's right to make a claim based on the breach of representation or warranty still surviving.

         Notwithstanding the foregoing, if prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified as provided hereunder of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof. If any act, omission, disclosure or failure to disclosure shall form the basis for a claim for breach of more than one representation or warranty, and such claims have different periods of survival hereunder, the termination of the survival period of one claim shall not affect a party's right to make a claim based on the breach of representation or warranty still surviving.

                                  ARTICLE VII.
                   CONDITIONS TO THE OBLIGATIONS OF PURCHASER

    Each and every obligation of Purchaser under this Agreement, except for Purchaser's obligations to be fulfilled prior to the Closing and obligations that survive termination of this Agreement, shall be subject to the satisfaction, on or before the Closing, of each of the following conditions, unless waived in writing by Purchaser. If all of the conditions set forth in this ARTICLE VII are not fully satisfied on or before December 30, 2005, then this Agreement shall automatically terminate. The following constitute material conditions to Purchaser's performance hereunder:

    7.1 Representations, Warranties; Performance. Except as otherwise provided in this Agreement, the representations, and warranties made by Seller herein and in the Related Documents, shall be true and correct in all material respects as of the Execution Date and at and as of the Closing, with the same effect as though made on such date, and Seller shall have performed and complied, in all material respects, with the covenants in this Agreement and the Related Documents to be performed or complied with by Seller on or prior to the Closing Date. Seller shall have delivered to Purchaser a certificate of Seller dated as of the Closing Date, in the form of Exhibit 7.1, certifying to such compliance and completion with no changes noted therein. The conditions to Closing described above shall not be deemed unsatisfied, and Seller shall not be deemed to have failed to perform or comply with or to be in breach or default of any representation, warranty or covenant in this Agreement unless, following written notice of such unsatisfied condition, breach or default, the condition remains unsatisfied, or the breach or default remains uncured, until the Closing.

    7.2 Debt Consents(a) . Seller shall have obtained all Debt Consents.


    7.3 No Destruction or Condemnation of Property. The Resident Facilities shall not have suffered material damage, destruction or loss.

    7.4 No Proceeding or Litigation. No injunction, judgment, order, decree, ruling, or charge shall be in effect under any action, suit or proceeding before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator that (i) prevents consummation of any of the transactions contemplated by this Agreement or (ii) would cause any of the transactions contemplated by this Agreement to be rescinded following consummation, provided that Purchaser has not solicited or encouraged any such action, suit or proceeding.

    7.5 FIRPTA Certificate. Purchaser shall have received a duly executed certificate, in form and substance reasonably satisfactory to Purchaser, establishing that Purchaser is not required to withhold from any of the Purchase Price under section 1445 of the Code.

                                 ARTICLE VIII.
                    CONDITIONS TO THE OBLIGATIONS OF SELLER

    Each and every obligation of Seller under this Agreement, except for Seller's obligations to be fulfilled prior to the Closing and obligations that survive termination of this Agreement, shall be subject to the satisfaction, on or before the Closing, of each of the following conditions unless waived in writing by Seller. If all of the conditions set forth in this ARTICLE VIII are not fully satisfied on or before December 30, 2005, then this Agreement shall automatically terminate. The following constitute material conditions to Seller's performance hereunder:

    8.1 Representations and Warranties; Performance. The representations and warranties made by Purchaser herein, as supplemented by Purchaser prior to the Closing, shall be true and correct in all material respects on and as of the Execution Date and at and as of the Closing, with the same effect as though made on such date, except to the extent the same specifically relate to the date hereof or another specified date, and except for changes as permitted or contemplated by this Agreement. Purchaser shall have performed and complied with all covenants required by this Agreement and the Related Documents to be performed and complied with by Purchaser on or prior to the Closing. Purchaser shall have delivered to Seller a certificate of Purchaser executed by its President (and if Purchaser's nominee is a limited liability company, executed by its manager), dated the Closing Date, substantially in the form of Exhibit 8.1, certifying to such compliance and completion with no changes noted therein.

    8.2 Required Consents. Purchaser shall have obtained all Required Consents.

                                  ARTICLE IX.
                                    CLOSING

    9.1 Closing Documents.

         (a) Closing Documents to be Delivered by Seller. Seller shall deliver to Purchaser on the Closing Date:

                  (i) Certificates for the Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto;

                  (ii) Debt Consents to the extent obtained and not previously delivered;

                  (iii) evidence of the authority of Seller to execute and deliver the applicable Seller Documents in order to effectuate the Closing in form and submitted reasonably satisfactory to Purchaser;

                  (iv) a bring-down certificate reaffirming that the representations and warranties are true and correct (or noting any changes thereto) as of the Closing Date in the form contemplated by Section 7.1;

                  (v) to the extent not already delivered by Seller, and to the extent in its possession, all of the documents contemplated by Section 2.12; and
(vi) certificate and affidavit of non-foreign status in the form of Exhibit 9.1(a)(v)(i).

         (b) Purchaser shall deliver to Seller or cause to be delivered to Seller on the Closing Date, in addition to the Purchase Price and the December Master Rent forth in Section 1.3 hereof, the following:

                  (i) a bring-down certificate reaffirming that the representations and warranties are true and correct (or noting any changes thereto) as of the Closing Date in the form contemplated by Section 8.1; and

                  (ii) certified copies of resolutions duly adopted by the Board of Directors of Purchaser approving the transactions contemplated by this Agreement.

    9.2 Closing Costs.

         (a) Except as otherwise expressly provided herein, each of Seller and Purchaser shall be responsible for the payment of its respective fees, costs and expenses associated with the execution of this Agreement through the Closing; provided that Purchaser and Seller shall each pay 50% of (i) the costs and fees incurred by the law firm of Ballard Spahr Andrews & Ingersoll LLP for its services rendered in connection with any approval, consent or affirmation as may be required by the related bond authorities for the transactions contemplated hereby, and (ii) any fees charged for services rendered by counsel for the bond authorities in connection with the foregoing.

         (b) At or before the Closing, Seller shall pay fifty percent (50%) of the following amounts in connection with the Closing: (i) any escrow or closing charges of the title company selected by Purchaser to issue owner's title policies for the Real Property (the "Title Company"), (ii) the premium for the owner's title policy issued to Purchaser including the cost of any date-down endorsement and/or non-imputation endorsement and all customary endorsements for similar commercial transactions to remove the standard title exceptions, but excluding any other special endorsements requested by Purchaser (which shall be paid by Purchaser), (iii) the costs of preparing any new surveys relating to the title policies contemplated by clause (ii) above, and (iv) any and all sales tax, documentary, stamp tax, transfer taxes and recording fees.

         (c) At or before the Closing, Purchaser shall pay fifty percent (50%) of the following amounts in connection with the Closing: (i) any escrow or closing charges of the Title Company, (ii) the premium for the owner's title policy issued to Purchaser including the cost of any date-down endorsement and/or non-imputation endorsement and all customary endorsements for similar commercial transactions to remove the standard title exceptions, but excluding any other special endorsements requested by Purchaser (which shall be paid by Purchaser), (iii) the costs of preparing any new surveys relating to the title policies contemplated by clause (ii) above, and (iv) any and all sales tax, documentary, stamp tax, transfer taxes or recording fees. In addition, Purchaser shall pay the cost of any title insurance issued in favor of any lender of Purchaser, and the costs associated with the inspections and investigations conducted by Purchaser or its agents or representatives.

                                   ARTICLE X.
                           TERMINATION AND ABANDONMENT

    10.1 Method of Termination. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time on or before the
Closing:

         (a) by mutual written consent of all of the parties hereto; or

         (b) pursuant to the provisions of ARTICLE VII and ARTICLE VIII.

    10.2 Procedure Upon Termination. In the event of termination and abandonment pursuant to Section 10.1 hereof, this Agreement shall terminate and shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated for any reason:

         (a) Each of the parties will redeliver all documents and other material of any other party relating to the transactions contemplated hereby to the party furnishing the same;

         (b) All information received by any party hereto with respect to the business of any other party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for the advantage of, or disclosed to third parties by, such party to the detriment of the party furnishing such information, but only as relate to Facilities for which this Agreement was terminated;

         (c) Other than on the basis of a breach of this Agreement prior to its termination, no party hereto shall have any liability or further obligation to any other party to this Agreement other than the parties' respective obligations to pay costs and expenses as provided herein.

    10.3 Effect of Termination; Remedies for Default.

         (a) Seller Defaults. If on or prior to December 30, 2005, Purchaser is ready, willing and able to close (including having immediately available funds to close), including, if applicable, willing to waive any unsatisfied conditions to closing set forth in Article VII, and is not otherwise in default under the terms of this Agreement, and Seller refuses to proceed to Closing or refuses to effect the transfer of the Shares to Purchaser, then Purchaser may specifically enforce this Agreement; provided, that any action by Purchaser for specific performance must be commenced, if at all, within sixty (60) days of Seller's default, the failure of which shall constitute a waiver by Purchaser of such right and remedy. If Purchaser shall not have commenced an action for specific performance within the aforementioned time period or so notified Seller of its election to terminate this Agreement, then Purchaser's sole remedy shall be to terminate this Agreement; provided that Seller shall be liable to Purchaser for any actual damages of Purchaser as a result of Seller's refusal to close and/or transfer the Shares. In the event Purchaser commences an equitable action for specific performance, Seller hereby acknowledges that Purchaser does not have an adequate remedy at law and that injunctive relief and specific performance will not constitute a hardship to Seller. In addition, in the event that a party prevails under any action under this Section 10.3(a), the other party shall pay to the prevailing party all its cost and expenses, including reasonable attorney's fees incurred in pursuing such action.

         (b) Purchaser Defaults. In the event that Purchaser shall not complete closing under this Agreement even though the conditions benefiting Purchaser under ARTICLE VII hereof were satisfied, and neither party has otherwise terminated this Agreement pursuant to an express right to terminate as herein provided, and Seller is not in default hereunder, then Purchaser shall be liable to Seller for any actual damages of Seller as a result of such breach.

                                   ARTICLE XI.
                            MISCELLANEOUS PROVISIONS
                            ------------------------

    11.1 Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement of all the parties hereto with respect to any of the terms contained herein.

    11.2 Waiver of Compliance; Consent. Any failure of Seller on the one hand, or Purchaser, on the other hand, to comply with any obligation, covenant agreement or condition herein may be waived in writing by Purchaser, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.2.

    11.3 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be personally delivered, or sent by facsimile transmission (provided a copy is thereafter promptly mailed as hereinafter provided), or sent by overnight commercial delivery service (provided a receipt is available with respect to such delivery), (and shall be effective when received, if sent by personal delivery or by facsimile transmission or by overnight delivery service:

                  If to Seller, to:
                  Capstead Mortgage Corporation
                  8401 North Central Expressway
                  Suite 800
                  Dallas, Texas 75225
                  Attn:  Andrew F. Jacobs
                  Tel. No.:  214-874-2350
                  Fax:  214-874-2398

                  with copies to (which shall not constitute notice):
                  Andrews Kurth LLP
                  1717 Main Street
                  Suite 3700
                  Dallas, TX 75201
                  Attn:  David Barbour, Esq.
                  Tel. No.:  214-659-4444
                  Fax:  214-659-4764

                  If to Purchaser, to:

                  Brookdale Senior Living Inc.
                  330 North Wabash Avenue, Suite 1400
                  Chicago, Illinois  60611
                  Attn:  Deborah C. Paskin, Esq. EVP,
                  Secretary and General Counsel
                  Tel. No.:  (312) 977-3673
                  Fax:  (312) 977-3699

                  and to:

                  Brookdale Senior Living Inc.
                  330 North Wabash Avenue, Suite 1400
                  Chicago, Illinois  60611
                  Attn:  Paul Froning, SVP and
                           Chief Investment Officer
                  Tel. No.:  (312) 977-3692
                  Fax:  (866) 741-4764

                  with a copy (which shall not constitute notice) to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, New York 10036
                  Attn:  Joseph A. Coco
                  Tel. No.:  (212) 735-3000
                  Fax:  (212) 735-2000

or to such other person or address as any party hereto shall furnish to the other parties hereto in writing pursuant to this Section 11.3.

    11.4 Brokers and Finders; Expenses. The parties hereto represent and warrant to each other that none of them has retained any broker or finder in connection with this transaction. Seller on the one hand, and Purchaser, on the other, each agrees to indemnify the other for any losses incurred with respect to a breach of this Section 11.4. Except as otherwise provided herein, each party hereto shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

    11.5 Attorney's Fees. In the event any proceeding or suit is brought to enforce this Agreement, the prevailing party shall be entitled to all reasonable costs and expenses (including reasonable attorneys' fees) incurred by such party in connection with any action, suit or proceeding to enforce the other's obligations under this Agreement.

    11.6 Assignment. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Purchaser may assign the Agreement to one or more affiliates that are either controlled or managed by Purchaser or under common control with Purchaser without the prior written consent of Seller, provided the foregoing does not violate the terms or conditions of any of the licenses or any Required Consents or Debt Consents. Other than the foregoing, Purchaser may not assign this Agreement without first obtaining Seller's written consent, which may not be unreasonably withheld or delayed. Upon an assignment by Purchaser of its rights under the Agreement in accordance with this Section 11.6, Purchaser's assignee(s) shall be deemed to be Purchaser hereunder (as it relates to the Real Property subject to such assignment) and shall be the beneficiary of all of Seller's warranties, representations and covenants in favor of Purchaser under this Agreement. No assignment hereof shall release Purchaser from its obligations hereunder and Purchaser and all of Purchaser's assignees pursuant to this Section 11.6 shall be jointly and severally liable for all of Purchaser's obligations hereunder. Notwithstanding anything to the contrary, Purchaser shall be permitted to assign certain representations and warranties, certain covenants and any indemnity obligation arising from such assigned representations and warranties or covenants to its affiliate(s). Each assignee of Purchaser pursuant to this Section 11.6 shall be referred to as a "Purchaser Permitted Assignee"). Seller may not assign this Agreement without first obtaining Purchaser's written consent, which may be given or withheld in its sole discretion.

    11.7 Governing Law. This Agreement shall be governed by the laws of the State of Delaware as to, including, but not limited to, matters of validity, construction, effect and performance but exclusive of its conflicts of laws provisions.

    11.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    11.9 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    11.10 Entire Agreement. This Agreement, which term as used throughout includes the Exhibits and Schedules hereto, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to such subject matters contained herein.

    11.11 Warranty of Authority. Each of the parties warrants that the persons signing on their behalf have the right and power to enter into this Agreement and to bind them to the terms of this Agreement.

    11.12 Schedules. Nothing in any Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the applicable Schedule identifies the exception and the specific representation to which it relates with reasonable particularity and describes the relevant facts in reasonable detail. The Schedules are arranged in paragraphs corresponding to the numbered and lettered paragraphs of the Agreement to which such Schedule relates. Any fact or item disclosed on any Schedule hereto shall not be deemed by reason only of such inclusion, to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

    11.13 Reliance. Subject to the terms and limitations contained herein, the parties hereto in executing, and in carrying out the provisions of, this Agreement are relying solely on the representations, warranties and agreements contained in this Agreement or in any writing delivered pursuant to provisions of this Agreement or at the Closing of the transactions herein provided for and not upon any representation, warranty, agreement, promise or information, written or oral, made by any person other than as specifically set forth herein or therein.

    11.14 Publicity. All pre-Closing publicity concerning the transactions contemplated by this Agreement and all notices respecting publicity shall be jointly planned, coordinated and released by and between Purchaser and Seller. Provided, however, that nothing herein shall prohibit Seller or Purchaser from making any press release or disclosure as may be required to comply with law, provided that the releasing or disclosing party provides notice to the other party of the substance of such press release or disclosure in advance thereof. Each party acknowledges and agrees that the other party may file a Current Report on Form 8-K with the Securities and Exchange Commission announcing the transactions contemplated hereby, and that the other party may file this Agreement with such Current Report on Form 8-K, a Quarterly Report on Form 10-Q, or an Annual Report on Form 10-K. Each of the parties acknowlege and agree that Purchaser's disclosure in Purchaser's Current Report on Form 8-K and Seller's disclosure on Seller's Form 8-K with respect to the announcement of this transaction will be as set forth on Exhibit B and Exhibit C, respectively.

    11.15 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, INCLUDING TO ENFORCE OR DEFEND ANY RIGHTS HEREUNDER, AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

    11.16 Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, Seller and Purchaser do not intend by any provision of this Agreement to confer any right, remedy or benefit upon any third party (express or implied), and no third party shall be entitled to enforce or otherwise shall acquire any right, remedy or benefit by reason of any provision of this Agreement.

    11.17 Additional Limitations on Remedies. Purchaser acknowledges that the requirements that the specific performance conditions be satisfied as a condition to the granting of any specific performance remedy and the other limitations on remedies or liability contained in this Agreement were a material inducement to Seller in entering into this Agreement (and without which Seller was unwilling to so enter into this Agreement).

                            [Signature pages follow]

         IN WITNESS WHEREOF, the parties hereto have executed or have caused their duly authorized officers to execute this Agreement as of the date first written above.

                                             BROOKDALE LIVING COMMUNITIES, INC.,
                                             a Delaware corporation


                                             By:      /s/ R. Stanley Young
                                                      --------------------------
                                             Name: R. Stanley Young
                                             Title: Executive Vice President




                                             CAPSTEAD MORTGAGE CORPORATION,
                                             a Maryland corporation


                                             By:      /s/ Andrew F. Jacobs
                                                      --------------------------
                                             Name: Andrew F. Jacobs
                                             Title: Chief Executive Officer